Exhibit 99.1

Press release

ScION Tech Growth I Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing on or about February 5, 2021

February 1, 2021 -- ScION Tech Growth I (Nasdaq: SCOAU) (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 57,500,000 units completed on December 21, 2020 (the “offering”) may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about February 5, 2021. Any units not separated will continue to trade on The Nasdaq Capital Market under the symbol “SCOAU”, and each of the Class A ordinary shares and warrants will separately trade on The Nasdaq Capital Market under the symbols “SCOA” and “SCOAW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

ScION Tech Growth I is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, the Company intends to focus on technology-enabled businesses that offer specific technology solutions, broader technology software and services in the financial services sector.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on December 16, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from UBS Securities LLC, 1285 Avenue of the Americas, New York, NY 10019 or from Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Alex Triplett, Chief Financial Officer

+44 20 73 98 0200